Exhibit 99.1

PEMBINA PIPELINE CORPORATION TO ACQUIRE KML

Exchange ratio of .3068 Pembina shares for each share of KML common equity;

Consideration represents a 38 percent premium to KML’s closing price on August 20, 2019

CALGARY, ALBERTA, August 21, 2019 - Kinder Morgan Canada Limited (TSX: KML) today announced that it has reached an agreement with Pembina Pipeline Corporation (TSX: PPL; NYSE: PBA) (Pembina) under which Pembina has agreed to acquire all of the outstanding common equity of KML (including the 70 percent majority voting interest held by Kinder Morgan Inc. (NYSE:  KMI)), subject to the terms of the arrangement agreement between KML and Pembina.  On closing, KML shareholders will receive .3068 shares of Pembina for each KML share. Based on yesterday’s closing price for Pembina, the total consideration to be received by KML common shareholders is valued at $15.12 per KML share, which represents a 38 percent premium to yesterday’s KML closing price.

“KML views Pembina as a leading infrastructure services provider to the North American energy industry,” said KML Board Chairman and CEO Steve Kean.  “We believe KML’s assets will be a great fit with Pembina’s business and this transaction is highly beneficial to KML’s shareholders.  This transaction gives KML’s public shareholders the opportunity to participate in a larger and growing platform of North American midstream energy assets.”

In addition, Pembina has agreed to purchase the U.S. portion of the Cochin Pipeline from Kinder Morgan, Inc. (NYSE:  KMI) for US$1.546 billion.  The closing of the two transactions are cross-conditioned upon each other.

“The KML strategic review was completed in May of this year and did not result in an acceptable transaction.  About two months following the conclusion of the strategic review Pembina put forward an attractive proposal,” said Kean.  The KML special committee, which is composed of KML’s independent directors, received a fairness opinion, finding the consideration to be fair to KML shareholders from a financial point of view.  The KML special committee unanimously recommended the Pembina proposal to the KML board and the full KML board recommends that KML shareholders approve the transaction.  In addition, KMI has agreed to vote its shares in favor of the transaction.

“Over the past 10 years, the KML team has built the premier Canadian merchant terminal business.  I congratulate this dedicated team for their hard work and perseverance during this period of unavoidable uncertainty,” added John Schlosser, KML President.  “Their exceptional competence, focus and determination bodes well for the future of these vital Canadian energy infrastructure assets.”

Details of the Transaction

The proposed transaction will be effected as a plan of arrangement under Section 193 of the Business Corporations Act (Alberta), and its completion will be subject to a number of closing conditions, including the approval of KML shareholders and the Court of Queen’s Bench of Alberta, as well as certain regulatory approvals and other customary closing conditions.  The parties expect to close the transaction late in the fourth quarter of 2019 or in the first quarter of 2020.

The transaction is subject to approval of at least 66 2/3 percent of holders of KML restricted voting shares and special voting shares represented in person or by proxy at a special meeting of KML shareholders to be called to approve the transaction, voting together as a single class, and the majority of holders of KML restricted voting shares represented in person or by proxy, excluding the votes of those persons whose votes are required to be excluded under MI 61-101.

Completion of the transaction is also subject to approval under the Competition Act and the Canada Transportation Act, as well as acceptance of the Toronto Stock Exchange.  In addition, the transaction is subject to concurrent completion of the sale of the U.S.-regulated Cochin pipeline system by KMI to Pembina.

Further information regarding the proposed transaction will be contained in a proxy statement of KML that it will prepare, file and mail in due course to its shareholders in connection with the special meeting of KML shareholders.

A copy of the arrangement agreement with respect to the proposed transaction will be filed on the SEC’s EDGAR system at www.sec.gov, under KML’s profile on SEDAR at www.sedar.com and on KML’s website at ir.kindermorgancanadalimited.com.

The U.S. portion of the Cochin Pipeline is regulated by the Federal Energy Regulatory Commission and extends from the Kinder Morgan station near Riga, Michigan to the International Boundary near Maxbass, North Dakota.

J.P. Morgan has served as financial advisor to KML in the transaction. BMO Capital Markets has served as financial advisor to the KML special committee in the transaction. The KML special committee has received an opinion from BMO Capital Markets as to the fairness, from a financial point of view and as of the date of such opinion, of the consideration provided for in the transaction, based on and subject to the assumptions, limitations, qualifications and other matters set forth in such opinion. Blake, Cassels & Graydon LLP is acting as Canadian legal advisor to KML and Bracewell LLP is acting as U.S. legal advisor to KML. Goodmans LLP is acting as legal advisor to the KML special committee in the transaction.

About Kinder Morgan Canada Limited (TSX: KML).   KML manages and is the holder of an approximately 30 percent minority interest in a portfolio of strategic energy infrastructure assets across western Canada.  Kinder Morgan, Inc. (NYSE: KMI) holds an approximately 70 percent majority voting interest in KML and a corresponding 70 percent economic interest in KML’s business and assets.  KML focuses on stable, fee-based energy transportation and storage assets that are central to the energy infrastructure of Western Canada. We strive to promote shareholder value by increasing utilization of our existing assets while controlling costs and operating in a safe and environmentally responsible way.  For more information visit kindermorgancanadalimited.com.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed transaction anticipates that the offer and sale of Pembina shares will be exempt from registration under the Securities Act of 1933, as amended (the Securities Act), pursuant to Section 3(a)(10) of the Securities Act. Consequently, such shares will not be registered under the Securities Act or any state securities laws.

In connection with the proposed transaction, KML will file a proxy statement, as well as other materials. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. Investors will be able to obtain free copies of the proxy statement (when available) and other documents that will be filed by KML with the SEC at http://www.sec.gov, the SEC’s website, or from KML’s website

(www.kindermorgancanadalimited.com) under the tab, “Investor Relations” and then under the heading “SEC Filings.”

Participants in the Solicitation

KML and Pembina and their respective directors and certain of their executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from the KML shareholders with respect to the proposed transaction. Information regarding KML’s officers and directors is included in its definitive proxy statement for its 2019 annual meeting filed with SEC on April 18, 2019. Information regarding Pembina’s officers and directors is included in the Management Information Circular for its 2019 annual meeting of common shareholders filed with the SEC as Exhibit 99.1 to Form 6-K on March 29, 2019. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the proposed transaction.

Important Information Relating to Forward-Looking Statements

This news release includes “forward-looking information,” “financial outlook,” and “forward-looking statements” within the meaning of applicable securities laws (forward-looking statements).  Generally the words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” “contemplates,” and similar expressions identify forward-looking statements, which are generally not historical in nature.  Forward-looking statements in this news release include statements, express or implied, concerning, without limitation: the proposed transaction, including the expected closing date, the timing and anticipated regulatory requirements, court and securityholder approvals of the transaction, the ability of KML and Pembina to satisfy conditions to closing of the transaction and the anticipated benefits of the transaction.  Forward-looking statements are not guarantees of performance. They involve significant risks, uncertainties and assumptions. Any financial outlook or other forward-looking statements provided in this news release have been included for the purpose of providing information relating to management’s current expectations and plans for the future, are based on a number of significant assumptions and may not be appropriate, and should not be used, for any other purpose. Future actions, conditions or events may differ materially from those expressed in forward-looking statements. Many of the factors that will determine the successful closing of the sale of KML and the timing thereof are beyond the ability of KML to control or predict. As noted above, the forward-looking statements in this release are based on a number of material assumptions, including among others those discussed in this news release or inherent in the factors highlighted below. Among other things, specific factors that could cause actual results to differ from those indicated in the forward-looking statements provided in this news release include, without limitation: the ability of the parties to receive, in a timely manner, the necessary regulatory, court, securityholder, stock exchange and other third-party approvals; and the ability of the parties to satisfy, in a timely manner, the other conditions to closing of the transactions, including the concurrent closing of the sale of the U.S.-regulated Cochin pipeline system by KMI to Pembina.

The foregoing list should not be construed to be exhaustive. In addition to the foregoing, important additional information respecting the material assumptions, expectations and risks applicable to forward-looking statements included in this news release are set out in KML’s press release dated December 3, 2018 regarding financial expectations for 2019, KML’s Annual Report on Form 10-K for the year-ended December 31, 2018 (under the headings “Risk Factors,” “Information Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere) and KML’s subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov, under KML’s profile on SEDAR at www.sedar.com and on KML’s website at ir.kindermorgancanadalimited.com.  Shareholders and prospective investors are urged to review and carefully consider such information prior to making any investment decision in respect of KML’s restricted voting shares.  The risk factors applicable to KML could cause actual results to vary materially from those contained in any forward-looking statements. KML disclaims any obligation, other than as required by applicable law, to update the forward-looking statements included in this release.

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